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                                                                    EXHIBIT 99.2


                                 AHT CORPORATION

                    PROXY FOR SPECIAL MEETING OF STOCKHOLDERS

                             ________________, 2000


THIS PROXY IS BEING SOLICITED ON BEHALF OF THE AHT BOARD OF DIRECTORS.


The undersigned, a holder of record of shares of common stock, par value $0.01 per share, of AHT Corporation (the "Company") hereby appoints Jonathan T. Edelson, M.D. and Jeffrey M. Sauerhoff, with full power of substitution, for and on behalf of the undersigned, and with all powers the undersigned would possess if personally present, including discretionary power upon other matters properly coming before the special meeting (the "Special Meeting"), as proxies to represent and to vote all shares of AHT common stock held of record by the undersigned on [record date], as designated below, at the Special Meeting of AHT stockholders to be held on [date], 2000 at [time] a.m. Eastern Standard Time (and any adjournments, postponements, continuations or reschedulings thereof) at the Tarrytown Hilton, 455 South Broadway, Tarrytown, New York, 10591, upon the following matter and any other matter as may properly come before the Special Meeting or any adjournments thereof:

To approve and adopt the Agreement and Plan of Merger, dated as of June 30, 2000, among the Company, BioShield Technologies, Inc., a Georgia corporation ("BioShield"), and AHT Acquisition Corp., a Delaware corporation and a wholly owned subsidiary of BioShield, pursuant to which the Company will be merged with and into AHT Acquisition Corp.

                  [ ] FOR           [ ] AGAINST               [ ] ABSTAIN



In their discretion, the proxies are authorized to vote upon such other business as may properly come before the Special Meeting or any adjournments, postponements, continuations or reschedulings thereof. This proxy, when properly executed and returned in a timely manner, will be voted as directed by the undersigned stockholder and in accordance with the best judgment of the proxies as to other matters. IF NO DIRECTION IS GIVEN, THIS PROXY WILL BE VOTED "FOR" THE PROPOSAL TO APPROVE AND ADOPT THE MERGER AGREEMENT AND THE MERGER.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE "FOR" APPROVAL AND ADOPTION OF THE MERGER AGREEMENT AND THE MERGER.



The undersigned hereby acknowledges prior receipt of the notice of the Special Meeting of AHT stockholders and joint proxy statement/prospectus dated ________________, 2000, and hereby revokes any proxy or proxies heretofore given. This proxy may be revoked at any time before it is voted by delivering to the Secretary of the Company either a written revocation of proxy or a duly executed proxy bearing a later date, or by appearing at the Special Meeting and voting in person.


If you receive more than one proxy card, please sign and return all cards in the accompanying envelope.


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 [ ] I PLAN TO ATTEND THE _________________, 2000, SPECIAL STOCKHOLDERS MEETING



PLEASE COMPLETE, DATE AND SIGN THIS PROXY AND RETURN IT PROMPTLY TO ENSURE A QUORUM AT THE SPECIAL MEETING. IT IS IMPORTANT WHETHER YOU OWN FEW OR MANY SHARES. DELAY IN RETURNING YOUR PROXY MAY SUBJECT THE COMPANY TO ADDITIONAL EXPENSE.


                                       Dated:                  , 2000



                                       Signature of AHT stockholder or
                                       authorized representative

Please date and sign exactly as name appears hereon. Each executor, administrator, trustee, guardian, attorney-in-fact and other fiduciary should sign and indicate his or her full title. In the case of stock ownership in the name of two or more persons, all persons should sign. If a corporation, please sign in full corporation name by the President or other authorized officer. If a partnership, please sign in partnership name by authorized persons.